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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-52265, 333-04835, and 333-64998 on Form S-3 of Alaska Airlines, Inc. of our report dated February 27, 2004 (May 20, 2004 for Note 13) (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", discussed in Note 12 to the financial statements and the revision described in Note 13), appearing in this Annual Report on Form 10-K/A of Alaska Airlines, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

May 20, 2004